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[EDO CORPORATION LETTERHEAD]                               FOR IMMEDIATE RELEASE

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CONTACT:
William A. Walkowiak, CFA                     Celia Turner
Director of Investor Relations, EDO Corp.     Communications Consultant, Emblem Group Ltd
212-716-2038                                  T:+44 (0)20 7485 7760   M:+44 (0)7703 344425
william.walkowiak@edocorp.com                 celia@celiat.fsnet.co.uk
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                            EDO ACQUIRES EMBLEM GROUP

      NEW YORK & LONDON -- June 16, 2003 -- EDO Corporation (NYSE: EDO) has acquired 100% of the outstanding stock of the Emblem Group Ltd, a privately held company based in Brighton, UK. The company was acquired debt free, at a purchase price of L15.25 million ($25.6 million). Emblem had revenues in 2002 of L15.0 million ($25.2 million).

      Emblem is a supplier of niche aerospace and defense products and services, primarily through its MBM Technology unit in the UK, and Artisan Technologies in the US. The company has a core competency in aircraft weapons-carriage and -interfacing systems that will reinforce EDO's position as the global leader in aircraft armament-release systems.

      "This acquisition further strengthens a mission-critical, core product line that spans major military-aircraft platforms around the world," said James
M. Smith, EDO's chief executive officer. "Emblem broadens our customer base in Europe and opens new potential markets for our complementary product lines.

      "We are also pleased with the June 12 announcement that the Raytheon Systems Ltd team, which includes MBM Technology, has been selected to supply the UK's new Precision Guided Bomb. MBM's complete weapon-to-pylon interface portion of the contract is valued at approximately L8 million, and will give EDO our first access to high-volume weapons production."

      The Emblem Group was formed in 2000 through a management buy-out from Morgan Crucible Plc backed by LDC, the private equity arm of Lloyds TSB. The management team, led by David A. Jones, will remain with the company following the acquisition.

      "Joining EDO Corporation will enable us to accelerate our growth, especially in weapons-carriage and -interfacing systems," said Jones. "EDO has the ability to qualify these systems on nearly every major aircraft, and the complementary technologies of our two companies will add further value for our customers. We also see significant opportunities to expand the market for our growing line of military-computer products. We look forward to an exciting future for the combined businesses."
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      MBM Technology, the Emblem Group's UK-based defense-related operation, will be renamed EDO MBM Technology Ltd. Artisan Technologies, the US-based defense-related business, will become a part of EDO MTech. In addition, Emblem's non-defense operation, Aerotech IFE, which produces components for commercial-airline entertainment systems, will operate as EDO Aerotech Ltd.

      As a result of this acquisition, EDO is increasing its 2003 revenue estimate to a range of $460 million to $470 million. The acquired operations will be added to EDO's Defense segment, and are expected to be accretive to earnings in 2003.

      EDO Corporation provides military products and professional services to the United States and allied governments, and their prime defense contractors. EDO focuses on systems and subsystems that are integral to the success of long-term military platforms, such as the B-1B bomber, the F/A-22, the Joint Strike Fighter, and the Comanche Helicopter. Examples of the company's highly engineered products include aircraft weapon-release systems, ship and aircraft self-protect systems, and high-performance composite structures. The company also has a number of high-performance commercial product lines. An aggressive acquisition program is diversifying the base of major platforms and customers. EDO is at the core of the transformation to a lighter, faster, and smarter national defense capability.

      EDO was founded in 1925, and is headquartered in New York City. The company had revenues last year of $329 million, and employs more than 2,800 people.

FORWARD-LOOKING STATEMENTS

      Certain statements made in this release, including statements about future revenue and earnings, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products and services, product mix, the timing of customer orders and deliveries, the ability to successfully integrate acquired operations, the impact of competitive products and services and pricing, and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.